EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              RESTATED CERTIFICATE
                               OF INCORPORATION OF
                          ISRAEL TECH ACQUISITION CORP.

                UNDER SECTION 242 OF THE GENERAL CORPORATION LAW

     Israel Tech Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:    Pursuant to Section 242 of the Delaware General Corporation Law,
the Board of Directors of the Corporation, pursuant to a Meeting on May 10, 1995, duly adopted the following resolution which was duly approved by the stockholders owning a majority of the outstanding stock of the Corporation entitled to vote thereon on June 22, 1995.

     RESOLVED, that it is hereby proposed and declared advisable that Articles First and Sixth of the Restated Certificate of Incorporation of the Corporation be amended to read their entirety as follows:

          "FIRST:  The Name of the Corporation is Kellstrom Industries, Inc."

          "SIXTH: Directors shall be divided into two classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified."
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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed, under penalties of perjury by YOAV STERN, its CO-CHIEF EXECUTIVE OFFICER and attested to by David Jan Mitchell, its Secretary, this 22nd day of June, 1995.

                                        ISRAEL TECH ACQUISITION CORP.


ATTEST:                                 By: /s/ YOAV STERN
                                        ------------------------
                                        Name:  Yoav Stern
                                        Title:  Co-Chief Executive Officer
By: /s/ DAVID JAN MITCHELL
    ----------------------
    David Jan Mitchell
    Secretary

    (CORPORATE SEAL)